UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 27, 2013

Date of Report

AVERY DENNISON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1 -7685	95-1492269

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

150 North Orange Grove Boulevard Pasadena, California	91103

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (626) 304-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)        On August 27, 2013, Avery Dennison Corporation (the “Company”) and Donald A. Nolan, President, Materials Group, one of the Company’s named executive officers, entered into a letter of understanding (the “Agreement”) setting forth the terms and conditions of Mr. Nolan’s expatriate assignment in The Netherlands.  The Agreement provides that Mr. Nolan’s base salary and target 2013 Annual Incentive Plan opportunity will remain at $620,026 and 75%, respectively.  In addition, Mr. Nolan will continue to receive an annual executive benefit allowance of $65,000, as well as participate in the Company’s pension, savings, deferred compensation, executive severance and key employee change of control severance plans, in each case as described in the Company’s 2013 Proxy Statement filed with the Securities and Exchange Commission on March 8, 2013.  The Agreement provides Mr. Nolan certain benefits related to his international relocation, including the following:  (i) a goods and services differential of $5,534 per month, plus applicable taxes thereon; (ii) a housing allowance equal to the actual cost of his housing in The Netherlands, up to a maximum of $8,000 per month, subject to offset by the amount of the actual monthly cost of his current housing in the United States; (iii) a one-time relocation allowance of $51,669, plus applicable taxes thereon; (iv) a spousal allowance of $650 per month; (v) payment of utilities and moving costs; (vi) a home leave cash allowance in an amount to be determined at the anticipated October 1, 2013 commencement of his assignment; and (vii) an automobile or allowance therefor in accordance with the Company’s automobile program in The Netherlands.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVERY DENNISON CORPORATION

Date: August 30, 2013
	By:	/s/ Dean A. Scarborough
		Name:	Dean A. Scarborough
		Title:	Chairman, President and
Chief Executive Officer